SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 4, 2000

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing a 46% sequential increase in procedure volume versus fourth quarter of 1999.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated April 4, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: April 20, 2000	By:/s/Charles F. Hertlein, Jr. _____________________________ Charles F. Hertlein, Jr. Assistant Secretary

Contacts:	Stephen Joffe, Chairman & CEO Tom Wilson, President & COO LCA-Vision Inc.513-792-9292	Joel Pomerantz (Media) Ken DiPaola (IR) The Dilenschneider Group 212-922-0900

LCA-VISION REPORTS 46% SEQUENTIAL INCREASE

IN PROCEDURE VOLUME VERSUS FOURTH QUARTER OF 1999

First-Quarter 2000 Procedures up 65% Year-Over-Year

CINCINNATI, OH, April 4, 2000 -- LCA-Vision Inc. (NASDAQ NM: LCAV), a leading U.S. provider of laser vision correction services, today reported a 46 percent sequential increase in consolidated procedure volume for the first quarter of 2000. Laser vision correction procedures performed in the first quarter of 2000 rose to 12,504, up from 8,541 procedures for the fourth quarter of 1999. On a year-over-year basis, procedure volume grew 65 percent, up from 7,591 procedures for the first quarter a year ago.

"The dramatic increase in procedure volume versus last quarter and last year validates our aggressive conversion to value-priced LasikPlus," said Stephen N. Joffe, chairman and chief executive officer of LCA-Vision. "By making laser vision correction affordable to a much broader segment of the population, LasikPlus has opened up a huge market opportunity for LCA-Vision. Laser vision correction is on its way to becoming the preferred means of achieving vision correction, and LCA-Vision intends to play a leadership role in making that happen.

"With the successful roll out of this year's first two new LasikPlus centers behind us, we plan to accelerate the pace of new center openings to increase our exposure in our chosen markets. We anticipate that near-term earnings will continue to reflect the kind of heavy up-front staffing, marketing, advertising and other costs associated with the roll out."

LCA-Vision currently owns and operates a total of 25 laser vision correction centers in the U.S., Canada, and Europe. LCA-Vision also operates The National Lasik Network, a provider network that, in partnership with Cole Managed Vision, offers laser vision correction services in markets serving more than 90 percent of the U.S. population. Late last month, LCA-Vision announced a licensing agreement with Japan's Rei Corporation, a major operator of aesthetic laser surgery centers. Rei intends to open three LasikPlus centers in Tokyo and plans to roll out LasikPlus throughout Japan.

For additional information, please visit our websites at www.lca-vision.com and www.lasikplus.com.

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This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission.